Exhibit (a)(1)(D)

LETTER TO REGISTERED HOLDERS AND

THE DEPOSITORY TRUST COMPANY PARTICIPANTS

SUPERVALU INC.

Offer to Purchase

Any and All Outstanding

7.25% Hybrid Income Term Security Units (HITS™)

In the Form of Corporate Units (CUSIP 013104 20 3)

of

New Albertson’s Inc.

for $25.22 in Cash per Corporate Unit

Pursuant to the Offer to Purchase dated October 23, 2006

THE OFFER TO PURCHASE (THE “OFFER”) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 20, 2006 (THE “EXPIRATION DATE”), UNLESS EXTENDED OR EARLIER TERMINATED.

CORPORATE UNITS TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE (AS IT MAY BE EXTENDED). IN ADDITION, YOU MAY WITHDRAW ANY TENDERED CORPORATE UNITS AFTER DECEMBER 19, 2006, IF SUPERVALU INC. HAS NOT ACCEPTED THEM FOR PURCHASE.

To Registered Holders and Depository Trust Company Participants:

We are enclosing herewith the material listed below related to the offer (the “Offer”) by SUPERVALU INC., a Delaware corporation (“SUPERVALU”), to purchase for cash each validly tendered and accepted 7.25% Hybrid Income Term Security Unit in the form of a Corporate Unit (each, a “Corporate Unit” and collectively, the “Corporate Units”) of New Albertson’s, Inc., a Delaware corporation and a wholly owned subsidiary of SUPERVALU, at a purchase price (the “Purchase Price”) of $25.22 in cash per Corporate Unit, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 23, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Offer to Purchase and the Letter of Transmittal.

SUPERVALU is requesting that you contact your clients for whom you hold Corporate Units regarding the Offer. For your information and for forwarding to your clients for whom you hold Corporate Units registered in your name or in the name of your nominee, enclosed herewith are copies of the following documents:

1.	Offer to Purchase, dated October 23, 2006;

2.	Letter of Transmittal (together with Substitute Form W-9 and related Guidelines);

3.	Letter that may be sent to your clients for whose accounts you hold Corporate Units in your name or in the name of your nominee, which contains a letter that may be sent from your clients to you with such client’s instruction with regarding to the Offer; and

4.	Letter to holders of Corporate Units.

We urge you to contact your clients promptly. Please note that the Offer will expire on the Expiration Date, unless extended. The Offer is subject to certain conditions. Please see the section of the Offer to Purchase entitled “The Offer—Conditions to the Offer.”

“HITS” is a trademark of Banc of America Securities LLC.

SUPERVALU will pay a fee (the “Retail Processing Fee”) to soliciting dealers of an amount equal to $0.0625 for each validly tendered and accepted Corporate Unit in the Offer for beneficial owners whose ownership is equal to or fewer than 10,000 units. In order to be eligible to receive the Retail Processing Fee, a properly completed Soliciting Dealer Form, which is included in the Letter of Transmittal, must be received by the Tender Agent prior to the Expiration Date. SUPERVALU shall, in its sole discretion, determine whether a broker has satisfied the criteria for receiving the Retail Processing Fee (including, without limitation, the submission of the appropriate documentation without defects or irregularities and in respect of bona fide tenders). Except as set forth above, SUPERVALU will not pay any fee or commission to any broker or dealer or to any other persons (other than the Tender Agent and the Information Agent) in connection with the solicitation of tenders of Corporate Units pursuant to the Offer. SUPERVALU will pay or cause to be paid any transfer taxes payable on the transfer of Corporate Units to SUPERVALU, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from the Information Agent by calling Innisfree M&A Incorporated at (877) 800-5186.

Very truly yours,

SUPERVALU INC.

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